The New Economy Fund

November 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$35,632
Class B	$0
Class C	$0
Class F1	$786
Class F2	$998
Total	$37,416
Class 529-A	$1,139
Class 529-B	$0
Class 529-C	$0
Class 529-E	$33
Class 529-F1	$101
Class R-1	$0
Class R-2	$0
Class R-3	$491
Class R-4	$1,047
Class R-5	$1,192
Class R-6	$5,160
Total	$9,163

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1750
Class B	$0.0000
Class C	$0.0000
Class F1	$0.1604
Class F2	$0.2689
Class 529-A	$0.1644
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0927
Class 529-F1	$0.2257
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0831
Class R-4	$0.1909
Class R-5	$0.2726
Class R-6	$0.2900

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	225,183
Class B	1,452
Class C	9,425
Class F1	10,530
Class F2	8,315
Total	254,905
Class 529-A	8,264
Class 529-B	216
Class 529-C	2,495
Class 529-E	427
Class 529-F1	561
Class R-1	875
Class R-2	4,540
Class R-3	6,731
Class R-4	6,413
Class R-5	5,847
Class R-6	23,797
Total	60,166

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$39.61
Class B	$37.59
Class C	$37.16
Class F1	$39.67
Class F2	$39.65
Class 529-A	$39.33
Class 529-B	$37.68
Class 529-C	$37.62
Class 529-E	$38.91
Class 529-F1	$39.33
Class R-1	$37.99
Class R-2	$38.16
Class R-3	$38.98
Class R-4	$39.36
Class R-5	$39.80
Class R-6	$39.73